Exhibit 99.1

PRESS RELEASE
Contact:Charity Aaron
Marketing Manager, FNBGA
770-214-7208
caaron@fnbga.com

WGNB Corp. Announces Extension of Rights Offering and
Increased Insider Participation

CARROLLTON, Ga., August 21, 2008- WGNB Corp. (NASDAQ: WGNB), the holding company for First National Bank of Georgia, announced that the expiration date for the rights portion of the offering of its 9% Series A Convertible, Preferred Stock Offering dated July 31, 2008 has been extended from the original expiration date of August 29, 2008 to September 19, 2008. The expiration date for the reoffering of any unsubscribed shares of the preferred stock to the general public will remain October 31, 2008.

“I am pleased to report that the response to the preferred stock rights offering has been positive,” said H. B. “Rocky” Lipham, III, Chief Executive Officer of WGNB Corp. and First National Bank of Georgia. “In fact, our directors, executive management and related parties have increased their subscriptions to over $9.4 million, or 31% of the total contemplated offering.”

“In recent days, we have received notice that many shareholders were delayed in receiving their subscription materials from their brokerage accounts and we believe it is appropriate to extend the deadline for the rights offering in order to give all of our shareholders adequate time in which to participate. We encourage shareholders who hold shares through brokerage accounts and who still have not received their subscription materials to immediately contact their brokers,” added Lipham.

Shareholders holding their shares in certificate form should complete the rights certificate for both their rights portion and any over subscription they wish to request. The completed rights certificate and W-9, along with a check for the subscribed number of shares should be sent to Registrar and Transfer Company at 10 Commerce Drive, Cranford, New Jersey, 07016-3572 so that payment can be received by September 19, 2008. Those wishing to wire their payment should follow the wiring instructions provided with the offering materials.

Shareholders who hold their shares in a brokerage account should contact their brokers and instruct them to exercise their rights portion and any over subscription they wish to request. This must be done by September 19, 2008; although, most brokers will request an earlier date for actual receipt of shareholder instructions.

Instructions for these procedures are included in the offering materials previously delivered. However, shareholders who have any questions may call Registrar and Transfer Company at (800) 368-5948, or WGNB Corp. at 770-832-3557.

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About WGNB Corp.
WGNB Corp. stock is traded on the NASDAQ Capital Market under the symbol WGNB. First National Bank of Georgia has 17 locations in Carroll, Coweta, Douglas and Haralson counties. Total assets for the Bank are $883,000,000. For more information about First National Bank of Georgia, visit www.fnbga.com. Interested parties may contact Steven J. Haack, Chief Financial Officer, via email at shaack@wgnb.com, by phone at 770-832-3557, or at WGNB Corp., P.O. Box 280, Carrollton, Georgia 30112.

Except for historical information contained in this press release, the matters discussed consist of forward-looking information under the Private Securities Litigation Reform Act of 1995. The accuracy of the forward-looking information is necessarily subject to and involves risk and uncertainties, which could cause actual results to differ materially from forward-looking information. These risk and uncertainties include but are not limited to, general economic conditions, competition and other factors, included in filings with the Securities and Exchange Commission

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